                                                                                Exhibit 5.1

                                   Lyle B. Stewart, P.C.
                                  3751 South Quebec Street
                                      Denver, CO 80237
                                  Telephone: 303-267-0920
                                     Fax: 303-267-0922

Board of
Directors
Medix Resources, Inc.                                                      November 13, 2001
305 Madison Avenue, 20th Floor
New York, NY 10165

Ladies and Gentlemen:

            We have acted as counsel to Medix Resources,  Inc. (the "Company") in connection with the  registration of up to 447,500 of its common stock, par value $.001 per share, on a
Form S-2 Registration  Statement (the  "Registration  Statement") to be filed by the Company on or  after  the date  hereof  with the  Securities  and  Exchange  Commission,  under  the
Securities Act of 1933, as amended.

            In  connection  therewith,  we have  examined  and  relied  upon such  corporate records  and  other  documents,  instruments  and  certificates  and have  made  such  other investigation as we have deemed appropriate as basis for the opinion set forth below.

            Based upon the foregoing,  we are of the opinion that the shares of common stock to be sold by the listed selling  shareholders in the manner  described in the  Registration
Statement  and any  Prospectus  relating  thereto,  will be legally  issued,  fully paid and non-assessable.

            We hereby consent to the use of our name in the  Registration  Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/ Lyle B. Stewart. P.C.